Exhibit 99.1

News Release
For Release April 24, 2002
10:00 A.M.

Contact: Joseph G. Sawyer, Senior Vice President & Chief Financial Officer or Robin D. Brown, Vice President & Director of Marketing (803) 951- 2265

Lexington, S.C. April 24, 2002 - Today First Community Corporation, the holding company for First Community Bank, reported financial results for the first quarter of 2002. Net income for the quarter was $312 thousand, an increase of 40.5% over the first quarter of 2001 net income of $222 thousand. Diluted earnings per share were $.19 for the first quarter of 2002 compared to $.14 in the first quarter of 2001, an increase of 35.7%. Return on average assets was ..8% for the first quarter of 2002 compared to .7% for the first quarter of 2001. Return on average equity was 7.5% for the first quarter of 2002 compared to 5.8% for the first quarter of 2001. Total assets were $168.8 million at the end of the first quarter of 2002 an increase of 22.1% over the first quarter of 2001 assets of $138.2 million. Shareholders' equity at the end of the first quarter of 2002 was $16.8 million an increase of 6.3% over the same period in 2001 which ended with shareholders' equity of $15.8 million. The per share numbers have been adjusted for the 5% stock dividend on June 30, 2001 and the 5-for-4 stock split on February 28, 2002.

In addition to releasing first quarter earnings, the company also announced that the board of directors had approved its first quarterly cash dividend. The company declared a $.04 per share dividend, payable May 20, 2002 to shareholders of record as of May 6, 2002.

Mike Crapps, president and chief executive officer commented on the company's recent performance by saying, "We are very pleased with the Company's performance during the first quarter of 2002 led by the 40.5% increase in earnings as compared to the same period last year" Crapps continued, "We are also pleased to be able to offer this cash dividend to our shareholders. This dividend is another tangible way to allow our shareholders to share in the success of the company."

First Community Corporation is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina. First Community operates six banking offices located in Lexington, Forest Acres, Irmo, Gilbert, Cayce - West Columbia, and Chapin. First Community Corporation stock trades on the Over-the-Counter Bulletin Board under the symbol "FCCO".

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company's prospects in general include, but are not limited to, changes in general economic and business conditions and such other factors as are described in the company's filings with the Securities and Exchange Commission.

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FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA

(Dollars in thousands, except per share data)
                                                           Three months ended
                                                        -----------------------
                                                               March 31,
                                                        ------------------------
                                                             2002         2001
                                                        ------------------------

  Interest Income                                         $ 2,338        $ 2,274
  Interest Expense                                            733          1,063
  Net Interest Income                                       1,605          1,211
  Provision for Loan Losses                                   177             57
  Net Interest Income After Provision                       1,428          1,154
  Non Interest Income                                         248            186
  Non Interest Expense                                      1,198            999
  Income Before Taxes                                         478            341
  Income Tax Expense                                          166            119
  Net Income                                               $  312         $  222

  Primary Earnings Per Share                               $ 0.20         $ 0.14
  Diluted Earnings Per Share                               $ 0.19         $ 0.14
  Average Number of Shares Outstanding (1)              1,587,970      1,584,420
  Return on Average Assets                                   0.8%           0.7%
  Return on Average Equity                                   7.5%           5.8%
  Net Interest Margin                                        4.4%           4.3%

(1) Adjusted for 5% stock dividend on June 30, 2001 and 5-for-4 stock split on February 28, 2002

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FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA
(Dollars in thousand, except per share data)

                                                               At March 31,
                                                         -----------------------
                                                            2002           2001
                                                         -----------------------
  Total Assets                                           $ 168,800     $ 138,220
  Investment Securities                                     51,141        39,830
  Loans                                                     92,792        72,989
  Allowance for Loan Losses                                  1,038           923
  Total Deposits                                           146,032       117,934
  Other borrowings                                           4,906         3,395
  Shareholders' equity                                      16,801        15,776
  Book Value Per Share                                     $ 10.58        $ 9.96
  Tangible Book Value Per Share                             $ 9.90        $ 9.15
  Equity to Assets                                           10.0%         11.4%
  Loan to Deposit Ratio                                      63.5%         61.9%
  Allowance for Loan Losses/Loans                             1.1%          1.3%

Average Balances:

                                                            Three months ended
                                                         ----------------------
                                                                March 31,
                                                         -----------------------
                                                          2002           2001
                                                         -----------------------
  Average Total Assets                                 $ 161,239       $ 126,812
  Average Loans                                           89,649          70,414
  Average Earning Assets                                 149,056         115,612
  Average Deposits                                       138,310         106,021
  Average Other Short Term Borrowings                      4,938           4,218
  Average Shareholders' Equity                            16,973          15,568

  Asset Quality

  Nonperforming Loans                                      $ 263           $ 263
  Net Charge-offs                                          $ 140             $ 7
  Net Charge-offs to Average Loans                         0.63%               -